EXHIBIT 5

September 30, 2003

National Rural Utilities Cooperative
  Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171-3025

Dear Sirs:

      We have acted as special counsel for National Rural Utilities Cooperative Finance Corporation (“CFC”) in connection with the proposed issuance in one or more series from time to time, directly to purchasers or through agents or underwriters to be designated from time to time, of debt securities of CFC, such debt securities to be issued under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 (as so supplemented, the “Indenture”), between CFC and U.S. Bank National Association, as successor Trustee, as contemplated in CFC’s Registration Statement filed on Form S-3 on the date hereof pursuant to Rule 415 under the Securities Act of 1933 (the “Registration Statement”). We submit this opinion for use as Exhibits 5 and 8 to the Registration Statement and hereby consent to the use of this opinion in the Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus.

      We have investigated the corporate status of CFC and have examined the corporate proceedings authorizing the creation and issuance of the debt securities.

      Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the debt securities, when duly authorized and executed by CFC and authenticated by or on behalf of the Trustee pursuant to the terms of the Indenture, and issued for value in accordance with the terms of the Indenture and applicable resolutions of the Board of Directors of CFC, will be the validly issued, binding obligations of CFC.

      Based upon the foregoing, we are also of the opinion that the legal conclusions contained in the Registration Statement under the caption “United States Taxation” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to the transaction as described therein. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change. We have not been asked to give, nor have we given, an opinion concerning the tax treatment of the debt securities under the laws of any state.

Very truly yours, Milbank, Tweed, Hadley & McCloy LLP